Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Magnachip Semiconductor Corporation of our reports dated March 16, 2026, with respect to the consolidated financial statements of Magnachip Semiconductor Corporation and the effectiveness of internal control over financial reporting of Magnachip Semiconductor Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ EY Han Young

Seoul, the Republic of Korea

July 10, 2026